Exhibit 10.30

MUTUAL SEPARATION AGREEMENT AND RELEASE

This Mutual Separation Agreement and Release (“Agreement”) is made and entered into this 29th day of December, 2014, by and between DANIEL B. HURWITZ, his heirs, executors, successors and administrators (collectively referred to hereafter as “YOU” or “YOUR” or “YOURSELF”) and DDR CORP., its predecessors, current and former subsidiaries, divisions, related entities and affiliates and all of their current and former boards, owners, officers, trustees, directors, members, shareholders, agents, representatives, employees, employee benefit plans, insurers, attorneys and their successors and assigns (collectively referred to hereafter as “DDR”). YOU and DDR are each sometimes referred to herein as a “Party” or the “Parties”.

DDR and YOU have entered into that certain Amended and Restated Employment Agreement, dated as of July 29, 2009, as amended (the “Employment Agreement”). In consideration of the terms, conditions and obligations set forth in this Agreement, YOU and the Board of Directors of DDR (the “Board”) on behalf of DDR have mutually agreed that YOUR employment with DDR will terminate on the Separation Date (as defined below) pursuant to the terms of this Agreement as follows:

1. Separation. YOUR employment with DDR will terminate on February 14, 2015 (the “Separation Date”). YOU acknowledge and agree that YOU have in a timely manner received or waived all applicable notices required under the Employment Agreement in connection with the termination of YOUR employment with DDR. The Separation Date will be YOUR “Termination Date” as defined in the Employment Agreement. Notwithstanding the Separation Date and subject to the following sentence, YOU hereby resign from the Board and all offices, other directorships and committee positions (and similar positions) with DDR and any and all subsidiaries or affiliates of DDR, including as Chief Executive Officer, effective as of 11:59 p.m. E.T. on December 31, 2014. YOU shall remain a non-officer employee of DDR from such time until the Separation Date working on a substantially full time basis, but YOU will perform only those duties reasonably consistent with YOUR former position requested of YOU by the President of DDR. YOU acknowledge and agree that neither the Board nor DDR has an obligation to nominate YOU for election as a director of DDR or to use any effort to cause YOU to be elected as a director of DDR at the 2015 DDR Annual Meeting. You acknowledge and agree that the actions and arrangements contemplated by this Agreement will not constitute grounds to terminate YOUR Employment Agreement for “Good Reason” for purposes of the Employment Agreement.

2. Payments. YOU shall be provided with the following payments and benefits. YOU hereby agree that the payments and benefits set forth in this Section 2, in conjunction with the payments and benefits provided for under Section 3 of this Agreement, will fully and completely satisfy any and all of DDR’s obligations to YOU under the Employment Agreement or otherwise:

A. Base Salary. DDR will continue to pay YOU YOUR base salary at the annual rate of $750,000.00 through the Separation Date in accordance with DDR’s current payroll practices.

B. 2014 Annual Bonus. Between February 15, 2015 and February 23, 2015, DDR shall pay to YOU YOUR Annual Bonus (as defined in the Employment Agreement) earned for 2014 in cash.

C. Severance Payment. DDR will pay to YOU a lump sum amount equal to $2,906,250.00 (consisting of $656,250 representing an amount equal in value to the prorated portion of YOUR annual base salary of $750,000.00 for the period after the Separation Date through December 31, 2015 plus $2,250,000.00 representing an amount equal in value to YOUR Annual Bonus for 2015 at the “Target” level as described in the Employment Agreement), which payment, plus interest through the payment date at the short-term applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Separation Date, will be made by DDR as soon as administratively practicable after August 17, 2015, but no later than August 24, 2015.

D. Health, Vision and Dental Coverage. The Separation Date shall be considered a “qualifying event” for purposes of triggering YOUR right to continue YOUR group health and dental benefits pursuant to federal law (commonly referred to as “COBRA”). In lieu thereof and in satisfaction of DDR’s obligation pursuant to the Employment Agreement or otherwise, DDR will pay YOU the sum of $35,000.00 as full consideration for the expense to YOU for obtaining medical, hospitalization, vision, and dental coverage for YOU and YOUR dependents. This payment, plus interest through the payment date at the short-term applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Separation Date, will be made by DDR as soon as administratively practicable after August 17, 2015, but no later than August 24, 2015. Following the Separation Date, DDR shall no longer provide such benefits to YOU and YOUR dependents under any applicable benefit plan except to the extent required by Section 4980B of the Internal Revenue Code and related regulations.

E. Paid Time Off. YOU will receive payment for any accrued but unused Paid Time Off (PTO) days in accordance with applicable DDR policy for the period from January 1, 2015 through the Separation Date.

F. Fees of Counsel. DDR will pay the reasonable fees and expenses of counsel engaged by YOU in an amount not to exceed $7,500.00 to review this Agreement and to provide advice to YOU in connection with the execution of and receipt by YOU of payments under this Agreement; provided, however, that any reimbursement of eligible fees and expenses incurred will be paid in 2015 and within approximately 30 days following YOUR written request for such reimbursement; provided further, that YOU submit YOUR final written request for reimbursement no later than November 15, 2015 so that DDR can make the final reimbursement by December 31, 2015.

G. Acknowledgements. YOU acknowledge the sufficiency of the consideration described above for YOUR promises set forth herein including without limitation the Release detailed in Section 5 of this Agreement. You further acknowledge that the payments and benefits described in this Section 2 include all amounts to which YOU would be entitled under the Employment Agreement, subject to YOUR execution and non-revocation of this Agreement.

3. Benefit Plans. YOU understand and agree that the applicable provisions of DDR benefit plans to which you are a participant, including but not limited to DDR’s 401(k) Plan, shall govern all benefits thereunder to which you are entitled. YOU further understand and agree that the applicable provisions of the DDR plans and agreements covering equity and incentive awards shall govern any equity and incentive awards previously granted to YOU or to which YOU are entitled, except as expressly provided otherwise in YOUR Employment Agreement. In particular, YOU and DDR acknowledge that:

A. VSEP. Pursuant to the terms of DDR’s Value Sharing Equity Program (“VSEP”), YOU have earned and are entitled to receive, on the date or dates provided for in the VSEP, Award Shares (as defined in the VSEP, the “VSEP Award Shares”), in accordance with the provisions of the VSEP. Under the VSEP but still subject to its terms, any unvested VSEP Award Shares earned, held by YOU or that YOU are entitled to receive under the VSEP through the Separation Date will not be forfeited as a result of the Separation Date, but instead unvested VSEP Award Shares will remain outstanding and will continue to vest according to the vesting schedule described in the VSEP and as summarized on Exhibit A.

B. 2013 VSEP. Pursuant to the terms of DDR’s 2013 Value Sharing Equity Program (“2013 VSEP”), YOU may earn and receive, on the date or dates provided for in the 2013 VSEP, Award Shares (as defined in the 2013 VSEP, the “2013 VSEP Award Shares”), in accordance with the provisions of the 2013 VSEP through the Separation Date. Under the 2013 VSEP but still subject to its terms, any unvested 2013 VSEP Award Shares earned, held by YOU or that YOU are entitled to receive under the 2013 VSEP through the Separation Date will not be forfeited as a result of the Separation Date, but instead such unvested 2013 VSEP Award Shares will be issued or transferred as provided in the 2013 VSEP and/or will remain outstanding and will continue to vest according to the vesting schedule described in the 2013 VSEP and as summarized on Exhibit A. Solely for purposes of clarification, YOU acknowledge and agree that notwithstanding the foregoing, YOU will not be eligible to receive any “Relative Performance Award Shares” as defined in the 2013 VSEP.

C. Stock Options. YOU have previously been granted options with respect to DDR Common Shares as set forth on Exhibit B pursuant to DDR’s equity-based award plans (the “Stock Options”). Pursuant to Section 7.2(e) of your Employment Agreement, the Stock Options granted to you will not be forfeited as a result of the Separation Date, but instead the Stock Options will remain outstanding and exercisable and will continue to vest according to the vesting schedule described in applicable equity-based award plans and award agreements, and as summarized on Exhibit B. Solely for clarification, YOU will have 90 days immediately following the Separation Date to exercise any outstanding Stock Options which have vested prior to the Separation Date. Thereafter, YOU will have 90 days to exercise any Stock Option immediately following the date such Stock Option vests.

D. Restricted Shares. YOU have previously been granted restricted DDR Common Shares as set forth on Exhibit C pursuant to DDR’s equity-based award plans (other than regarding the VSEP and the 2013 VSEP) (the “Restricted Shares”). Pursuant to YOUR Employment Agreement, if you do not resign prior to the Separation Date, the unvested Restricted Shares granted to you will not be forfeited as a result of the Separation Date, but instead the unvested Restricted Shares will remain outstanding and will continue to vest according to the vesting schedule described in applicable equity-based award plans and award agreements, and as summarized on Exhibit C.

E. Deferred Compensation Plan. YOU are entitled to all rights to any amounts deferred pursuant to the DDR Elective Deferred Compensation Plan (Amended and Restated as of January 1, 2004, as amended) (the “Nonqualified Deferred Comp Plan”), including the right to receive distributions in accordance with the provisions of the Nonqualified Deferred Comp Plan and YOUR elections thereunder.

F. Deferred Equity Plan. YOU are entitled to all rights to any shares deferred pursuant to the DDR 2005 Equity Deferred Compensation Plan (Amended and Restated as of January 1, 2009, as amended) (the “Nonqualified Deferred Equity Plan”), including the right to receive distributions in accordance with the provisions of the Nonqualified Deferred Equity Plan, and YOUR elections thereunder.

4. Application of Section 409A. Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and DDR shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although DDR shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. DDR shall not be held liable for any taxes, interest, penalties or other monetary amounts owed by YOU or any other taxpayer as a result of this Agreement.

5. Release. Except with regard to a breach of this Agreement by DDR, in consideration of the payments and benefits set forth above, to which YOU are not otherwise entitled and the sufficiency of which YOU acknowledge, YOU agree to release DDR (as defined above) from any and all claims that have arisen or may arise out of YOUR employment with or separation from DDR, up to the date of this Agreement, whether now known or unknown, including, but not limited to, all claims for compensation and fringe benefits; all claims of wrongful discharge or constructive discharge; all claims of breach of express or implied contract or promissory estoppel; all claims of breach of public policy or tort; all claims of defamation or emotional distress; and all other claims under Ohio or federal law, including without limitation any and all claims of discrimination, harassment or retaliation arising under the Age Discrimination in Employment Act of 1967, as amended, or any other law, statute, code or ordinance or under the common law.

Subject to applicable law, YOU also warrant that YOU have not filed or sued and will not sue or file any actions against DDR with respect to claims covered by this Agreement.

YOU recognize and understand that YOU are giving up the opportunity to obtain compensation, damages, and other forms of relief for YOURSELF. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or YOUR right to assist with or participate in that process. By signing this Agreement, however, YOU waive any right to personally recover against DDR, and YOU give up the opportunity to obtain compensation, damages or other forms of relief for YOURSELF other than that provided in this Agreement.

Furthermore, in consideration of the payments and benefits set forth above, during the 22 day period beginning on the Separation Date, YOU agree to execute a separate release containing terms substantially similar to those in this Section 5 effective as of and through the Separation Date.

6. Non-Disparagement. YOU agree that YOU will not, directly or indirectly, defame, disparage or otherwise attempt to damage, or encourage any third party to defame, disparage or otherwise attempt to damage, the name or reputation of DDR, its shareholders, directors, officers, or employees. DDR agrees that the DDR Representatives (as defined below) will not, directly or indirectly, defame, disparage or otherwise attempt to damage, or encourage any third party to defame, disparage or otherwise attempt to damage, the name or reputation of YOU. (For purposes of the prior sentence, the DDR Representatives shall include the current members of the DDR Board of Directors and the following current DDR executive officers: President and Chief Financial Officer, Senior Executive Vice President of Leasing & Development, Executive Vice President & Chief Accounting Officer, Executive Vice President of Capital Markets & Treasurer, and Executive Vice President, Secretary & General Counsel, in all cases while such person serves as an officer or director of DDR, as applicable.) YOU further agree that YOU will not provide assistance to or consult with, directly or indirectly, any former, current or future employee of DDR in connection with any claims or disputes alleged by such employee against DDR, unless otherwise required by law.

7. Non-Disclosure. YOU agree that YOU will not, nor will YOU cause any third party to, divulge the terms of this Agreement (other than the fact that YOUR employment with DDR has been terminated) to anyone, including, but not limited to, any present or former employee of DDR, the news media, friends or acquaintances. Notwithstanding the foregoing, YOU and DDR agree that YOU may disclose the terms of this Agreement to any governmental taxing authority, YOUR attorney, or YOUR accountant (solely for the purposes of tax consultation and/or preparing an income tax return), YOUR immediate family (defined as current spouse, parents, siblings and children), or in response to any court order. In the event of a breach of this provision, DDR may seek any and all damages occasioned by such breach, which shall include all costs of suit, and reasonable attorneys’ fees. These provisions shall also apply in the event a disclosure forbidden under this Section is made by a person or entity to whom YOU are permitted to make such a disclosure under the terms of this Section.

8. Application of Employment Agreement. This Agreement, including without limitation the release provisions, is being presented in accordance with and shall be deemed to fully satisfy DDR’s obligations under the Employment Agreement. YOUR failure to execute and return this Agreement within the time period provided herein relieves DDR of any obligation to make any payments to YOU hereunder or otherwise comply with the terms of this Agreement.

9. Covenants of Non-Solicitation, Noncompetition and Confidentiality. Notwithstanding Section 12 of the Employment Agreement to the contrary, YOUR covenant and obligations relating to confidentiality, as more fully described in Section 12.2 of the

Employment Agreement, shall remain in full force and effect for two years following the Separation Date. Notwithstanding Section 12 of the Employment Agreement to the contrary, YOUR covenants and obligations relating to non-competition and non-solicitation, as more fully described in Sections 12.1 and 12.3 of the Employment Agreement, respectively, shall remain in full force and effect through the Separation Date; provided, that if a new DDR CEO has not been publically announced by the Separation Date, then such covenants and obligations shall survive the Separation Date until the earlier of (a) the date DDR publically announces a new CEO, or (b) the outside date of June 30, 2015 (the “Restricted Period”); provided further, that notwithstanding the foregoing, no violation of YOUR covenant and obligations of non-solicitation contained in Section 12.3 of the Employment Agreement will be deemed to have occurred during the Restricted Period solely with respect to solicitation for hire or hiring of any DDR personnel by YOU (or YOUR employer or any affiliate of YOU or YOUR employer) that has been disclosed to and approved in advance by the DDR President.

10. Additional Acknowledgements. YOU acknowledge that the promises referred to in Section 2 of this Agreement are solely in exchange for the promises in this Agreement and YOUR Employment Agreement and are not normally available to DDR’s employees. YOU further acknowledge that DDR’s agreement to pay and provide the amounts described in Section 2 of this Agreement do not constitute an admission by the DDR or any person released pursuant to Section 5 of liability or of violation of any applicable law or regulation. DDR states that payment has been provided solely for the purpose of complying with YOUR Employment Agreement and compromising any and all claims without the cost and burden of litigation and in light of YOUR service as an employee and the Parties’ desire to accomplish a mutually amicable separation.

11. Unemployment Compensation. DDR agrees that it will not contest any claim for unemployment compensation made by YOU. However, DDR will truthfully respond to any inquiry from the Ohio Unemployment Compensation Review Commission.

12. DDR Property. On or before the Separation Date, YOU shall deliver to Employee Services any property of DDR in YOUR control or possession, including without limitation, keys, documents, computer software and hardware, manuals, office equipment, phones and PDAs, credit cards and files, except for the following items which may be retained by YOU following the Separation Date but thereafter shall be maintained and/or operated by YOU at YOUR sole cost and expense: iPhone, iPad and MacBook laptop computer.

13. Cooperation. YOU agree, upon reasonable notice, to advise and assist DDR and its counsel in preparing such operational, financial and other reports, or other filings and documents, as DDR may request, and otherwise cooperate with DDR and its affiliates with any request for information. YOU also agree to assist DDR and its counsel in prosecuting or defending against any litigation, complaints or claims against or involving DDR or its affiliates. DDR shall pay YOUR necessary and reasonable out-of-pocket travel costs and expenses in the event it requires YOU to assist it under this Section.

14. Representations. YOU further represent, warrant and agree that (a) YOU are legally competent to enter into this Agreement and that YOU do so voluntarily; (b) YOU have been and are hereby advised by DDR that YOU should have an attorney of YOUR choice review this Agreement; (c) YOU have been and are hereby advised by DDR that YOU may take up to forty-five (45) days from receipt of this Agreement to determine whether to sign it and to return it; (d) YOU have received and reviewed the Exhibits to this Agreement; and (e) YOU have been advised by DDR that this Agreement may be revoked by YOU within seven (7) days following YOUR signing it (the “Revocation Period”), which would render it null and void. In order to revoke, YOU understand that YOU must provide written notice of revocation to DDR. YOUR written notice of the revocation of this Release shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or personal delivery to the following address: David E. Weiss, General Counsel, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. This Agreement shall not become enforceable or effective until the Revocation Period has expired.

15. Entire Agreement. YOU also acknowledge that YOU have carefully read and fully understand the terms, considerations, and consequences of this Agreement, including the Release of any of YOUR potential claims set forth in Section 5 of this Agreement. YOU further acknowledge that YOU have not relied upon any other representations or statements, whether written or oral, and that this Agreement contains the entire agreement between YOU and DDR, except with respect to YOUR Indemnification Agreement dated April 12, 2011 with DDR, which Indemnification Agreement shall remain in effect in accordance with its terms notwithstanding anything contained herein or elsewhere to the contrary. YOU further acknowledge that the covenants and promises made by YOU in this Agreement are in consideration of the payment and other promises made hereunder by DDR, which YOU acknowledge to be sufficient, just and adequate consideration for YOUR covenants and promises.

16. Enforceability. In the event that any provision of this Agreement is found, by any court or governmental agency, to be unlawful or unenforceable, DDR has the right to require both Parties to continue complying with the remaining provisions of this Agreement or to declare the Agreement void.

17. Disclaimer. YOU acknowledge that (a) neither this Agreement nor compliance with its terms shall be construed as an admission by DDR of a violation of any statutory, contractual, quasi-contractual, common law or other right of YOURS; and (b) neither this Agreement nor the fact of its delivery to YOU shall be admissible in any proceeding as evidence of unlawful or improper conduct by DDR. DDR expressly disclaims any liability to YOU arising out of YOUR employment, separation of employment and otherwise.

18. Governing Law. The Parties agree that this Agreement shall be construed in accordance with Ohio law, that any action brought by any Party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Cuyahoga County, Ohio, and that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any Party.

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In witness whereof, the Parties have executed this Agreement as of the date set forth above.

DDR CORP.

		By:	/s/ David J. Oakes
/s/ Daniel B. Hurwitz		Name:	David J. Oakes
Daniel B. Hurwitz		Title:	President & Chief Financial Officer

Date:	12-29-14	Date:	12-29-14

Dan Hurwitz

VSEP & 2013 VSEP Vesting Schedule

EXHIBIT A

Grant Description	June 30, 2015	July 31, 2015	December 31, 2015	January 31, 2016	June 30, 2016	July 31, 2016	December 31, 2016
VSEP – July 2011		33,773
VSEP – January 2012 (1)				21,232
VSEP – July 2012		35,031				35,031
VSEP – December 2012 (2)			33,798				33,798
2013 VSEP – June 2014	8,176				8,176
2013 VSEP – December 2014 (3)			TBD				TBD
2013 VSEP –June 2014 (Pro Rated)	TBD				TBD
Total VSEP & 2013 VSEP Shares	8,176	68,804	33,798	21,232	8,176	35,031	33,798

Grant Description	June 30, 2017	December 31, 2017	June 30, 2018	December 31, 2018	June 30, 2018	Total
VSEP – July 2011						33,773
VSEP – January 2012 (1)						21,232
VSEP – July 2012						70,062
VSEP – December 2012 (2)
2013 VSEP – June 2014	8,176		8,176			32,704	(A)
2013 VSEP – December 2014 (3)						TBD	(A)
2013 VSEP –June 2015 (Pro Rated)	TBD		TBD		TBD	TBD	(A)
Total VSEP & 2013 VSEP Shares	8,176	—	8,176	—	—	225,367

(A)	Unvested 2013 VSEP shares may be utilized to satisfy the tax obligations attributed to 2013 VSEP tax events.

(1)	On January 31, 2015, prior to the Separation Date, 21,232 shares will vest.

(2)	On December 31, 2014, prior to the Separation Date, 33,798 shares will vest.

(3)	On December 31, 2014, prior to the Separation Date, one-fifth of the shares granted will vest.

(4)	On January 31, 2015, prior to the Separation Date, 32,291 shares will vest from the January 2011 VSEP Grant.

Dan Hurwitz

Stock Options

Exercise & Vesting Schedule

EXHIBIT B

Stock Options – Subject to Future Vesting (A)

Grant Description	Exercise Price	February 22, 2015	February 22, 2016	February 22, 2017	Total Unvested Stock Options
2014 February LTIP Grant	$16.61	40,055	40,055	40,055	120,165
Total Stock Options		40,055	40,055	40,055	120,165

(A) Must be exercised within 90 days of vest

Stock Options Fully Vested (B)

Grant Description	Grant Date	Expiration Date	Exercise Price		Total Vested Stock Options
2005 February LTIP Grant	2/24/2005	2/24/2015	$41.37		48,789
2006 February LTIP Grant	2/23/2006	2/23/2016	$50.81		26,669
2007 February LTIP Grant	2/23/2007	2/23/2017	$66.75		22,809
2008 February LTIP Grant	2/21/2008	2/21/2018	$37.69		88,785
Total Stock Options					187,052

(B) Must be exercised within 90 days of Separation Date except for the 2005 Grant which expires 2/24/2015.

EXHIBIT C

Dan Hurwitz

Restricted Shares

Vesting Schedule

Grant Description	February 22, 2015	February 22, 2016	February 22, 2017	February 22, 2018	Total
2014 February LTIP Grant	10,888	10,888	10,888	10,888	43,552
Total Restricted Shares	10,888	10,888	10,888	10,888	43,552

Daniel B. Hurwitz

735 Hardwick Drive

Aurora, Ohio 44202

December 31, 2014

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: David J. Oakes, President and Chief Financial Officer

Re: Separation Agreement dated December 29, 2014

Dear David:

Pursuant to our conversation on December 31, 2014, I hereby agree that Section 9 of my Mutual Separation Agreement and Release, dated December 29, 2014, shall be replaced with the following:

9. Covenants of Non-Solicitation, Noncompetition and Confidentiality.  Notwithstanding Section 12 of the Employment Agreement to the contrary, YOUR covenant and obligations relating to confidentiality, as more fully described in Section 12.2 of the Employment Agreement, shall remain in full force and effect for two years following the Separation Date.  Notwithstanding Section 12 of the Employment Agreement to the contrary, YOUR covenants and obligations relating to non-competition and non-solicitation, as more fully described in Sections 12.1 and 12.3 of the Employment Agreement, respectively, shall survive the Separation Date until June 30, 2015 (the  “Restricted Period”); provided further, that notwithstanding the foregoing, no violation of YOUR covenant and obligations of non-solicitation contained in Section 12.3 of the Employment Agreement will be deemed to have occurred during the Restricted Period solely with respect to solicitation for hire or hiring of any DDR personnel by YOU (or YOUR employer or any affiliate of YOU or YOUR employer) that has been disclosed to and approved in advance by the DDR President.

Very truly yours,

/s/ Daniel B. Hurwitz
Daniel B. Hurwitz

Acknowledged and Agreed to this 31st day of December, 2014 on behalf of DDR Corp. by:

/s/ David J. Oakes
David J. Oakes
Title: President and Chief Financial Officer